Exhibit 23.1

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Curis, Inc. (“Curis”) was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP (“Andersen”), Curis’ former independent public accountants, to incorporate by reference the report of Andersen, dated February 14, 2002, on the financial statements of Curis for the fiscal years ended December 31, 2000 and 2001. Such report is incorporated herein by reference to the Annual Report on Form 10-K filed by Curis with the Securities and Exchange Commission on March 14, 2003, as required by Section 7 of the Securities Act of 1933, as amended (the” Securities Act”). However, Rule 437a of the Securities Act permits Curis to dispense with the requirement to file the written consent of Andersen. As a result, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, Curis’ stockholders may be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.